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                                                                    EXHIBIT 1.15



                 TERMINATION OF MANAGEMENT SERVICES AGREEMENT


     This TERMINATION AGREEMENT (the "Agreement") is made as of May 5, 1997, between Capital House A Finance and Investment Corporation, a Canadian corporation ("Capital House") and Queen Sand Resources, Inc., a Delaware corporation ("QSR").


                                   RECITALS:

     WHEREAS, Capital House and QSR entered into a Management Services Agreement, dated as of July 1, 1996 (the "Management Agreement"); and

     WHEREAS, Capital House and QSR have determined that it is in the best interest of Capital House and QSR to terminate the Management Agreement; now, therefore,

                                   AGREEMENT:

     The parties hereto agree as follows:

     1. Termination. The Management Agreement shall be terminated effective as of the date of execution of this Agreement, and as of such date such Management Agreement shall be of no further force and effect as to Capital House or QSR. The parties further acknowledge that from and after the date of execution of this Agreement, the parties hereto shall have no obligation to each other with respect to the Management Agreement, including, without limitation, obligations for payment of monies due under the Management Agreement.

     2. Reasonable Efforts; Cooperation. The parties shall use their reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable to consummate and make effective as promptly as practicable the provisions contained herein and to cooperate with each other in connection with the foregoing.

     3. Further Assurances. The parties agree to take such further actions and execute and deliver such other documents, certificates, agreements and other instruments as may be necessary or desirable in order to consummate or implement this Agreement.

     4. Binding Effect. This Agreement, and all the terms and provisions hereof, shall be binding upon and shall inure to the benefit of Capital House and QSR, and their respective successors and permitted assigns.

     5. Counterparts. This Agreement may be executed in two or more counterparts, all of which taken together shall constitute one instrument.

     6. Governing Law. THIS AGREEMENT IS MADE PURSUANT TO, WILL BE CONSTRUED UNDER, AND WILL BE CONCLUSIVELY DEEMED FOR ALL PURPOSES TO HAVE BEEN EXECUTED AND DELIVERED UNDER, THE SUBSTANTIVE LAWS OF THE STATE OF TEXAS, WITHOUT REGARD TO ITS PRINCIPLES OF CONFLICT OF LAWS.

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     This Agreement has been executed as of the date first written above.


                                        CAPITAL HOUSE A FINANCE AND
                                        INVESTMENT CORPORATION,
                                        a Canadian corporation


                                        By: /s/ Bruce Benn
                                           ---------------------------------
                                        Name: Bruce Benn
                                             -------------------------------
                                        Title: President
                                              ------------------------------


                                        QUEEN SAND RESOURCES, INC.,
                                        a Delaware corporation


                                        By: /s/ Robert P. Lindsay
                                           ---------------------------------
                                        Name: Robert P. Lindsay
                                             -------------------------------
                                        Title: Chief Operating Officer
                                              ------------------------------








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